CONFIRMING STATEMENT

 This Statement confirms that the undersigned, Tim Rigney, has authorized and designated D. Michael Cockrell to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Sanderson Farms, Inc.  The authority of D. Michael Cockrell under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to his ownership of or transactions in securities of Sanderson Farms, Inc., unless earlier revoked in writing.  The undersigned hereby ratifies, confirms and approves the exercise by D. Michael Cockrell of authority as the undersigned's attorney-in-fact by signing any Form 3, 4 or 5 (or any amendments thereto) prior to the date of this Statement, the undersigned having believed that he had granted D. Michael Cockrell such authority prior to the filing of any such Form.  The undersigned acknowledges that neither D. Michael Cockrell nor Sanderson Farms, Inc. is assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date: November 1, 2012    /s/ Tim Rigney
       Name:  Tim Rigney

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